Exhibit (a)(5)(B)
NEWS RELEASE

Release Time	IMMEDIATE

Date	21 August 2011

Number	25/11
BHP BILLITON’S TENDER OFFER TO ACQUIRE PETROHAWK ENERGY
CORPORATION COMPLETED
BHP Billiton [ASX: BHP, LSE: BLT, NYSE: BHP, NYSE: BBL, JSE: BLT] announced today that all conditions to the closing of the tender offer (the “Offer”) by BHP Billiton Limited, BHP Billiton Petroleum (North America) Inc. and North America Holdings II Inc. (“Merger Sub”), to acquire all outstanding shares of common stock of Petrohawk Energy Corporation (“Petrohawk”) [NYSE: HK] for US$38.75 per Petrohawk share net to the seller in cash, without interest, less any applicable withholding taxes, have been satisfied. The depositary for the tender offer has advised that, as of the expiration of the Offer at 12:00 midnight, New York City time, at the end of Friday, 19 August 2011, approximately 293.9 million Petrohawk shares had been validly tendered and not withdrawn pursuant to the Offer, including approximately 36.0 million Petrohawk shares tendered by guaranteed delivery, which tendered shares represent approximately 97.4 percent of the outstanding shares of Petrohawk. BHP Billiton has accepted for payment, and expects to promptly pay for, all shares validly tendered and not withdrawn on or prior to the expiration of the Offer.
As the final step of the acquisition process and following payment for all shares validly tendered and not withdrawn on or prior to the expiration of the Offer, BHP Billiton expects to effect a short-form merger under Delaware law as promptly as practicable. At the effective time of the merger, each share issued and outstanding immediately prior to the effective time (other than shares then owned by BHP Billiton, Petrohawk or any of their wholly owned subsidiaries (in each case other than on behalf of third parties) and shares that are held by any stockholders who properly demand appraisal in connection with the merger) will cease to be issued and outstanding and will be converted into the right to receive an amount in cash equal to the Offer price of US$38.75, without interest, less any applicable withholding taxes. Petrohawk will be the surviving corporation in the merger and will become an indirect wholly owned subsidiary of BHP Billiton. Following the merger, Petrohawk shares will be delisted and will cease to trade on the New York Stock Exchange.

Cautionary Statement Regarding Forward-Looking Statements
This communication may contain, in addition to historical information, certain forward-looking statements regarding future events, conditions, circumstances or the future financial performance of BHP Billiton Plc and BHP Billiton Limited and their affiliates, including North America Holdings II Inc. and BHP Billiton Petroleum (North America) Inc. (collectively, the “BHP Billiton Group”), Petrohawk or the enlarged BHP Billiton Group following completion of the Offer, the merger and other related transactions (the “Transactions”). Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “expected,” “scheduled,” “estimates,” “intends,” “anticipates” or “believes,” or variations of such words and phrases or state that certain actions, events, conditions, circumstances or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved. Such forward-looking statements are not guarantees or predictions of future performance, and are subject to known and unknown risks, uncertainties and other factors, many of which are beyond our control, that could cause actual results, performance or achievements of any member of the BHP Billiton Group or the enlarged BHP Billiton Group following completion of the Transactions to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include: (i) the risk that not all conditions of the merger will be satisfied or waived, (ii) beliefs and assumptions relating to available borrowing capacity and capital resources generally, (iii) expectations regarding environmental matters, including costs of compliance and the impact of potential regulations or changes to current regulations to which Petrohawk or any member of the BHP Billiton Group is or could become subject, (iv) beliefs about oil and gas reserves, (v) anticipated liquidity in the markets in which BHP Billiton or any member of the BHP Billiton Group transacts, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties, (vi) beliefs and assumptions about market competition and the behaviour of other participants in the oil and gas exploration, development or production industries, (vii) the effectiveness of Petrohawk’s or any member of the BHP Billiton Group’s strategies to capture opportunities presented by changes in prices and to manage its exposure to price volatility, (viii) beliefs and assumptions about weather and general economic conditions, (ix) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as the stock price of each of Petrohawk, BHP Billiton Plc and BHP Billiton Limited, (x) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability, (xi) expectations regarding Petrohawk’s or any member of the BHP Billiton Group’s revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments, (xii) Petrohawk’s or any member of the BHP Billiton Group’s ability to efficiently operate its assets so as to maximize its revenue generating opportunities and operating margins, (xiii) beliefs about the outcome of legal, regulatory, administrative and legislative matters, (xiv) expectations and estimates regarding capital and maintenance expenditures and its associated costs and (xv) uncertainties associated with any aspect of the Transactions, including uncertainties relating to the anticipated timing of filings and approvals relating to the Transactions, the outcome of legal proceedings that may be instituted against Petrohawk and/or others relating to the Transactions, the expected timing of completion of the Transactions, the satisfaction of the conditions to the consummation of the Transactions and the ability to complete the Transactions. Many of these risks and uncertainties relate to factors that are beyond the BHP Billiton Group’s ability to control or estimate precisely, and any or all of the BHP Billiton Group’s forward-looking statements may turn out to be wrong. The BHP Billiton Group cannot give any assurance that such forward-looking statements will prove to have been correct. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. The BHP Billiton Group disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, conditions, circumstances or otherwise, except as required by applicable law.
Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of any member of the BHP Billiton Group, Petrohawk or the enlarged BHP Billiton Group following completion of the Transactions.
Further information on BHP Billiton can be found at: www.bhpbilliton.com

Media Relations	Investor Relations
Australia	Australia

Samantha Stevens	Andrew Gunn
Tel: +61 3 9609 2898 Mobile: +61 400 693 915	Tel: +61 3 9609 3575 Mobile: +61 439 558 454
email: Samantha.Stevens@bhpbilliton.com	email: Andrew.Gunn@bhpbilliton.com

Kelly Quirke	United Kingdom and South Africa
Tel: +61 3 9609 2896 Mobile: +61 429 966 312
email: Kelly.Quirke@bhpbilliton.com	Brendan Harris
Tel: +44 20 7802 4131 Mobile: +44 7990 527 726
Fiona Martin	email: Brendan.Harris@bhpbilliton.com
Tel: +61 3 9609 2211 Mobile: +61 427 777 908
email: Fiona.Martin2@bhpbilliton.com
Americas

United Kingdom and Americas
Scott Espenshade
Tel: +1 713 599 6431 Mobile: +1 713 208 8565
Ruban Yogarajah	email: Scott.Espenshade@bhpbilliton.com
Tel: US +1 713 966 2907 or UK +44 20 7802 4033
Mobile: UK +44 7827 082 022
email: Ruban.Yogarajah@bhpbilliton.com

BHP Billiton Limited ABN 49 004 028 077	BHP Billiton Plc Registration number 3196209
Registered in Australia	Registered in England and Wales
Registered Office: 180 Lonsdale Street	Registered Office: Neathouse Place
Melbourne Victoria 3000 Australia	London SW1V 1BH United Kingdom
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Members of the BHP Billiton Group which is headquartered in Australia